                                                                  EXHIBIT 12.1

                            NORTHWEST AIRLINES CORPORATION
                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (DOLLARS IN MILLIONS)

                                                 THREE MONTHS ENDED    SIX MONTHS ENDED
                                                       JUNE 30             JUNE 30
                                                 ------------------    -----------------
                                                   1997      1996        1997     1996
                                                 --------  --------    -------- --------
EARNINGS:

Income before income taxes                       $  222.4  $  331.2    $  327.0  $ 418.9
Less:  Income from less than 50%
  owned investees                                     6.4       6.8        13.8     10.6
Add:
  Rent expense representative of interest     (1)    50.4      47.7        97.2     93.8
  Interest expense net of capitalized interest       57.8      62.0       113.8    127.7
  Interest of mandatorily redeemable
    preferred security holder                         5.9       6.9        12.0     13.9
  Amortization of debt discount and expense           1.4       3.6         2.6      6.5
  Amortization of interest capitalized                0.7       0.7         1.4      1.5
                                                  -------  --------    --------  -------
  ADJUSTED EARNINGS                               $ 332.2  $  445.3    $  540.2  $ 651.7
                                                  -------  --------    --------  -------
                                                  -------  --------    --------  -------
FIXED CHARGES:

Rent expense representative of interest       (1) $  50.4  $   47.7    $   97.2  $  93.8
Interest expense net of capitalized  interest        57.8      62.0       113.8    127.7
Interest of mandatorily redeemable
  preferred security holder                           5.9       6.9        12.0     13.9
Amortization of debt discount and expense             1.4       3.6         2.6      6.5
Capitalized interest                                  3.0       1.4         5.4      3.6
                                                  -------  --------    --------  -------
  FIXED CHARGES                                   $ 118.5  $  121.6    $  231.0  $ 245.5
                                                  -------  --------    --------  -------
                                                  -------  --------    --------  -------

RATIO OF EARNINGS TO FIXED CHARGES                   2.80      3.66        2.34     2.65
                                                  -------  --------    --------  -------
                                                  -------  --------    --------  -------

(1) Calculated as one-third of rentals, which is considered representative of the interest factor.